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                                                                     EXHIBIT 3.2

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                                       OF
                            SERIES A PREFERRED STOCK
                                       OF
                              MANNKIND CORPORATION

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

         MANNKIND CORPORATION, a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock designated as Series A Preferred Stock:

         RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

SECTION 1. SERIES AND DESIGNATION

         The shares of the series shall be designated as "Series A Preferred Stock" (the "Series A Shares") and the number of shares constituting such series shall be 267,213, par value $0.01 per share.

SECTION 2. DIVIDENDS

                  (a) The holders of outstanding Series A Shares shall be entitled to receive in any full fiscal year of the Corporation, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, cumulative preferential cash dividends at the rate of 5.l2% per annum based on U.S.$16.22 per Series A Share, before any cash dividend is paid on the shares of the Corporation's Series B Preferred Stock, par value $0.01 per share (the "Series B Shares"), and the Corporation's Common Stock, par value $0.01 per share (the "Common Shares"), and any shares ranking junior to the Series A Shares. Said U.S.$16.22 per share shall be subject to appropriate and proportionate adjustment (as determined by the Board of Directors of the Corporation) upon the occurrence of any of the events described in Section 4(d) hereof. Such dividend or distribution may be payable annually or otherwise, as the Board of Directors may from time to time determine. Such dividends shall commence to accrue on each Series A Share from the date of initial issuance thereof whether or not declared by the Board of Directors and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends and shall continue to accrue thereon until the date all preferential amounts contemplated by Section 3 are paid in full. So long as any Series A Shares are outstanding the Corporation shall not declare, pay or set aside for payment any dividends or make any other distribution with respect to the Series B Shares, the Common Shares or any other shares ranking junior to or on a parity with the Series A Shares except at a time when all preferential dividends under this Section 2 shall have been paid in full. Dividends, if paid or if

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declared and set apart for payment, must be paid or declared and set apart for payment on all Series A Shares contemporaneously.

                  (b) In the event the Corporation, after payment of the dividends payable to the holders of the Series A Shares pursuant to Section 2(a), shall pay in the same fiscal year cash dividends or any dividend payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons or assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness to the holders of Series B Shares or Common Shares, then once the holders of the Series B Shares, the Common Shares, and any other class or series of shares entitled, to participate therein, shall have first received, an amount per share equal to the dividends paid to the holders of the Series A Shares pursuant to Section 2(a) in the same fiscal year, the holders of the Series A Shares shall be entitled to a proportionate share of any such dividends as though the holders of the Series A Shares were the holders of the number of Common Shares of the Corporation into which their respective shares of Series A Shares are convertible as of the record date fixed for the determination of the holders of Common Shares of the Corporation entitled to receive such distribution.

SECTION 3. LIQUIDATION RIGHTS

         In the event of any voluntary or involuntary liquidation. dissolution or winding up of the affairs of the Corporation, the holders of each Series A Share shall be entitled to receive, on a parity with the holders of the Series B Shares and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Shares of the Corporation or any shares ranking junior to the Series A Shares, an amount equal to (i) U.S.$l6.22 per share for each Series A Share then held by them plus (ii) all accrued and unpaid dividends thereon, (whether or not declared); from and including the issue date to the date of such liquidation, dissolution or winding up (such cumulative amount to be compounded annually at the rate provided in Section 2(a) and computed on the basis of a 360-day year of 30 - day months and, for any period less than a month, the actual number of days elapsed in such month), excluding any dividends actually declared and paid and any cumulative amount paid with respect thereto. Said U.S.$16.22 per share shall be subject to appropriate and proportionate adjustment (as determined by the Board of Directors of the Corporation) upon the occurrence of any of the events described in Section 2(d) hereof.

         All of the preferential amount to be paid to the holders of the Series A Shares under this Section 3 and to the holders of the Series B Shares shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Shares or any shares ranking junior to the Series A Shares in connection with such liquidation, dissolution or winding up. After the payment or the setting apart for payment to the holders of the Series A Shares, the Series B Shares and any other class or series of shares senior to the Common Shares with respect to the payment of dividends of the preferential amounts so payable to them, the holders of shares of Common Shares and any other class or series of shares entitled to participate therein shall be entitled to receive out of assets of the Corporation available for distribution, an amount per share equal to the above preferential amount per share paid to the holders of the Series A Shares. Thereafter, any assets shall be distributed ratably to the holders of the Corporation's Common Shares, and to the holders of the Series A Shares or any other class or series of shares entitled to

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participate therein, each Series A Share being treated as the number of Common
Shares into which it could then be converted for such purpose.

         If the assets or surplus funds to be distributed to the holders of the Series A Shares and the Series B Shares and any other class or series ranking on a parity with the Series A Shares with respect to the payment of dividends is insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series A Shares, the Series B Shares and such other class or series ranking on a parity with the Series A Shares in proportion to the full preferential amount each such holder is otherwise entitled to receive.

         For purpose of this Section 3, in the event of (A) any acquisition of the Corporation by means of a merger or consolidation in which all of the outstanding shares of the Corporation are exchanged for securities and/or other consideration issued, or caused to be issued, by the acquiring Corporation or its subsidiary (other than a mere reincorporation or comparable transaction),
(B) any issuance or series of issuances within any six-month period pursuant to an agreement to which the Corporation is a party (other than a registered public offering pursuant to which the Series A Shares are automatically converted into Common Shares) of voting securities constituting greater than fifty percent (50%) of the Corporation's voting securities outstanding immediately prior to the first such issuance (assuming conversion of the Series A Shares to Common Shares as of the date of such first issuance) or (C) a sale of all or substantially all of the assets of the Corporation, unless waived by the holders, the mandatory redemption provisions contained in Section 5(b) hereof shall apply and the holders of Series A Shares shall be entitled to receive, upon the consummation of the transaction involving the Corporation, in cash or securities, the amounts as specified in Section 5(b).

         Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property, as determined in good faith by the Board of Directors.

SECTION 4. CONVERSION

         The holders of the Series A Shares shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each Series A Share shall be convertible, without the payment of any additional consideration by the holder thereof, and at the option of the holder thereof, at anytime after the date of issuance of such share, at the registered office of the Corporation, into such number of fully paid and non-assessable Common Shares as is determined by dividing U.S.$16.22 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Conversion Price at which Common Shares shall be deliverable upon conversion without (he payment of any additional consideration by the holder thereof (the "Conversion Price") shall be the lowest of:

                           (i)      U.S.$1.622

                           (ii) the lowest per share price at which any Common Shares or any other shares of capital stock of the Corporation are issued after the date of issuance of the

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         first shares of Series A Preferred Stock (the "Date of Initial
         Issuance") and prior to or concurrently with such conversion (other than any described in (iii) below or pursuant to the exercise of Employee Stock Options or options outstanding on the Date of Initial Issuance), and

                           (iii) if options or other securities or rights convertible or exchangeable into or exercisable to purchase Common Shares or any other shares of capital stock of the Corporation (other than Employee Options) are issued after the Date of Initial Issuance and prior to or concurrently with such conversion of the Series A Shares, the lowest for any such issuance of the sum of (a) the consideration paid for any such options, securities or other rights divided by the number of Common Shares or other shares issuable pursuant thereto, plus (b) any additional per share consideration payable upon such conversion, exchange or exercise (excluding the surrender or loss of rights with respect to the securities referred to in (a)).

"Employee Stock Options" means options granted to employees of the Corporation or its subsidiaries pursuant to a stock option plan approved by the Board of Directors of the Corporation and providing for the granting of options to purchase of not to exceed 2,202,000 Common Shares. Each person who converts Series A Shares shall nonetheless be entitled to all dividends which have accrued on the shares converted and have been declared by the Board of Directors of the Corporation but not paid.

                  (b) Automatic Conversion. Each Series A Share shall automatically be converted into Common Shares at the then effective Conversion Price upon the closing of an initial public offering of Common Shares in which the aggregate net proceeds (gross proceeds less underwriting discounts and commissions and offering expenses) equal or exceed $20,000,000, the price of the Common Shares paid in such offering reflects a pre-offering valuation of the Corporation of at least $30,000,000 and the Common Shares are listed or approved for listing upon notice of issuance on the New York or American Stock Exchange or approved for quotation on the Nasdaq National Market or listed or approved for listing on the Montreal or Toronto Stock Exchange. In the event of such offering, the person(s) entitled to receive the Common Shares issuable upon such conversion of the Series A Shares shall not be deemed to have convened such Series A Shares until immediately prior to the closing of such offering. Each person who holds of record Series A Shares immediately prior to such automatic conversion shall be entitled to all dividends which have accrued to the time of the automatic conversion and shall have been declared by the Board of Directors but not paid on the Series A Shares pursuant to Section 2 hereof. Such dividends shall be paid to all such holders within thirty (30) days of the automatic conversion.

                  (c) Mechanics of Conversion. No fractional Common Shares shall be issued upon conversion of the Series A Shares. In lieu of any fractional shares in which the holder would otherwise be entitled, the Corporation shall pay equal to such fraction multiplied by the then fair value of one Common Share (as determined by the Board of Directors of the Corporation). Before any holder of Series A Share shall be entitled to convert the same into Common Shares under Section 4(a) or receive certificates for the Common Shares issued upon conversion under Section 4(b), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the registered office of the Corporation and shall give written notice to the

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Corporation at such office that he elects to convert the same and the number of shares he wishes to so convert (unless the provisions of Section 4(b) shall apply, in which case notice shall not be required) and shall state therein his name, or the name or names of his nominees in which he wishes the certificate or certificates for Common Shares to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Shares or to his nominee or nominees, a certificate or certificates for the number of Common Shares to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion under Section 4(a) shall be deemed to have been made immediately prior to the closing of business on the date of such surrender of the certificate representing the Series A Shares to be converted, and such conversion under Section 4(b) shall be deemed to have been made immediately prior to the closing of the public offering referred to therein. The person or persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date and, in the case of an automatic conversion pursuant to Section 4(b), the certificates for the Series A Shares so converted shall be deemed to evidence the number of Common Shares into which they have been converted. If less than all of the Series A Shares represented by the certificate(s) accompanying the notice are to be converted, the holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Series A Shares not so converted.

                  (d) Further Adjustment to Conversion Price. In the event of any stock dividend, stock subdivision or redivision or change in the Common shares at any time while Series A Shares are outstanding into a greater number of Common Share, the Corporation shall deliver upon any conversion of the Series A Shares such additional number of Common Shares as would have resulted from such stock, dividend, subdivision, redivision or change if the conversion had occurred prior to the date of such subdivision, redivision or change and an appropriate and proportionate adjustment shall be made in the conversion price determined pursuant to Sections 4(a)(i), (ii) and (iii). In the event of any reverse stock split, consolidation or change of the Common Shares into a lesser number of shares, the Corporation shall deliver upon any conversion of the Series A Shares such lesser number of Common Shares as would have resulted from such reverse stock split, consolidation or change if the conversion had occurred prior to the adjustment of such reverse stock split, consolidation or change and an appropriate and proportionate adjustment shall be made in the conversion price determined pursuant to Sections 4(a)(i), (ii) and (iii). If the outstanding Common Shares are converted into a different series or class of capital stock or the right to receive money or property or securities (whether as a result of a recapitalization, merger, consolidation or otherwise), an appropriate and proportionate adjustment shall be made in the nature and amount of consideration to be received by the holders of the Series A Shares upon conversion of such Shares.

                  (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation, at its expense, promptly shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Shares, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the

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number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of Series A shares.

                  (f) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Series A Shares, at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

                  (g) Common Shares Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Shares, such number of Common Shares as shall, from time to time, be sufficient for conversion of the Series A Shares.

SECTION 5. REDEMPTION

                  (a) Optional Redemption. At any time and from time to time after September 30, 2002, each holder of the Series A Shares shall have the right, unless postponed or waived as provided below, to compel the Corporation to redeem out of funds legally available therefor any or all of such holder's Series A Shares for an amount equal to (i) U.S.$16.22 per share, plus (ii) an amount equal to the cumulative amount of dividends which have accrued (whether or not declared) from and including the issue date to the date of redemption, excluding any dividends actually declared and paid prior to such date on each Series A Share to be redeemed; provided that such redeeming holder shall have given written notice thereof to the Corporation at least thirty (30) days prior to the requested date of redemption. Such notice shall state the number of shares of Series A Shares to be redeemed.

                  On or after the date of redemption as specified in such notice, the holder requesting redemption shall surrender his certificates for the number of shares to be redeemed as stated in the notice to the Corporation and the Corporation shall deliver payment therefor pursuant to this Section 5. If less than all of the shares represented by such certificates are redeemed, a new certificate shall be issued for the unredeemed shares.

                  (b) Mandatory Redemption. In the event of the consummation of a transaction specified in Section 3(A), (B) or (C) hereof, unless waived as provided below, the Corporation shall redeem all outstanding Series A Shares at the Corporation's expense upon consummation of any such transaction and shall pay or cause to be paid, out of assets legally available therefor, an amount determined as of such consummation date as described in the next sentence, whether or not any such transaction actually involves a liquidation, dissolution or winding up of the Corporation.

                  For purposes of determining the amount payable in accordance with the foregoing, the following shall apply:

                           (x) Upon consummation of a transaction specified in Section 3(A) or (C), the holders of the Series A Shares shall be entitled to receive, out of assets legally available therefor, a redemption payment equal to the sum of the amounts described in

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         Sections 3(i) and (ii), plus an amount, if any, representing what such holders would have been entitled to receive, assuming a total liquidation of the Corporation, in a ratable distribution of remaining assets valued at the consideration paid in the transaction specified in
         Section 3(A) or (C) (after an assumed payment to the holders of Common Shares in an amount per share equal to the aggregate preferential amount paid per share to the holders of the Series A Shares as described in Sections 3(i) and (ii)), as described in the second paragraph of Section 3 and determined in good faith by the Board of Directors of the Corporation; and

                           (y) Upon consummation of the transaction specified in Section 3(B), the holders of the Series A Shares shall be entitled to receive, out of assets legally available therefor, a redemption payment equal to the sum of the amounts in Sections 3(i) and
         (ii).

                  In the event of a transaction described in (A) or (C) of
Section 3, such amount shall be paid in the form of securities or other consideration (and in the same proportion of such different forms of consideration) received in the transaction or (at the option of the Corporation) in cash equivalent value (as determined by the Board of Directors of the Corporation). In the event of a transaction described in (B) of Section 3, such amount shall be paid in cash.

                  No such redemption shall occur, however, in the event of a transaction described in Section 3(A) above if the terms of the transaction provide for the holders of the Series A Shares to receive in the transaction a consideration at least equal in value to what they would have received in such a redemption (as determined by the Board of Directors of the Corporation). The Corporation shall give notice of a transaction specified in Section 3 (A), (B) or (C) by mail, postage prepaid, at least ten (10) days prior to the date of consummation of such transaction to the holders of record of the Series A Shares. Such notice shall be addressed to each holder at the address at it appears on the stock transfer books of the Corporation and shall specify the scheduled date of consummation of such transaction. Each holder of Series A Shares may waive the performance by the Corporation of its obligations under this Section 3(b) by written notice to the Corporation given at least two (2) days prior to the scheduled date of consummation of the transaction, and in the event of such a waiver, no such mandatory redemption shall occur as to the Series A Shares held by the holder making the waiver.

SECTION 6. VOTING RIGHTS

                  (a) Each share of Series A Shares shall be entitled to notice of any shareholders' meeting and to vote with the Common Shares of the Corporation upon any matter submitted to the shareholders for a vote. Each holder of Series A Shares shall be entitled to one vote per share for each Common Share into which it is convertible

                  (b) In addition to any other rights provided by law, so long as any Series A Shares shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote of the holders of not less than two-thirds of the outstanding Series A Shares:

                           (1)      Take any action (including, without
         limitation, any repeal, amendment or modification to the Corporation's Certificate of Incorporation or Bylaws)

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         which alters or changes any of the rights, privileges and preferences of the Series A Shares materially and adversely (including, without limitation, any changes in the size of the Board of Directors); or

                           (2) Take any action which increase the number of authorized Series A Shares other than as required by this Article IV; or

                           (3) Take any action which creates any new class or series of shares, or reclassifies any class or series into shares having any preference or priority as to dividends or assets upon liquidation superior to, or on a parity with, any such preference or priority of the Series A Shares; or

                           (4)      Redeem or repurchase shares of the
         Corporation's capital stock, other than shares repurchased by the Corporation (a) pursuant to Section 5 above, or (b) pursuant to agreements with the Corporation existing as of the effective date of this amendment.

         IN WITNESS WHEREOF, MannKind Corporation has caused this Certificate of Designation, Preferences and Rights of Series A Preferred Stock to be signed this 12th day of December 2001.

                                              MANNKIND CORPORATION

                                              By: /s/ Per B. Fog
                                                  ------------------------------
                                                  Per B. Fog, President

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